Exhibit 99.1

Third Quarter and Nine Months Ended May 31, 2003

Audio Conference Presentation – Call Transcript – July 22, 2003

Allan Youngberg: Welcome. Robert Price, the Company’s Chairman, Interim CEO and President, will join me in presenting the results of operations for the third quarter of fiscal 2003 that ended on May 31, 2003, and recent significant events. We will also respond to questions submitted at the end of this presentation.

Before we begin, I would like to remind listeners that this presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. I encourage you to review the “Factors that may affect future performance” in our 10-Q recently filed with the SEC for additional information concerning risk factors that could cause differences from our actual performance stated today.

I would now like to turn the presentation over to Robert Price.

Robert Price: Hello everyone. It has been almost four months since I was appointed interim CEO of PriceSmart. These past few months have given me an opportunity to become better acquainted with our employees, to more fully understand the challenges and opportunities that we have and to gain more insight into PriceSmart’s financial operating characteristics.

First, regarding personnel, our company is fortunate to have many highly skilled and extremely dedicated employees. That being said, we have identified certain people needs. Regarding the CEO, my position as interim CEO should not last more than one year. Even though the company has not established a formal search, there are informal efforts taking place to identify potential candidates. Also, we feel there is a need to strengthen our financial and U.S. merchandising departments.

Second, results from the third quarter clearly point out that we have major challenges in PriceSmart location performance. The Dominican Republic alone was $1.4 million dollars worse on the bottom line this quarter versus last year’s third quarter. Much of this decline is attributable to currency issues and the DR economy. The Philippines is another market where PriceSmart sales have declined significantly versus a year ago. For the past few weeks we have been unable to ship U.S. products to the Philippines because of financial problems involving our local importer. Management is directing a great deal of effort to solving the import problem and to addressing the overall need to improve performance in the Philippines.

In Central America sales are trending slightly below a year ago in all markets. The operations and buying teams have spent a lot of time in Central America upgrading operations, sharpening prices and bringing in more U.S. products. Costa Rica is receiving special attention including a planned remarketing campaign of PriceSmart beginning

August 1. We hope that by concentrating on the basics, pricing and product selection, sales will improve over time.

The Caribbean market is the one area where the Company is actually realizing positive comparative sales. We believe that the improving sales are a result of stronger location management and lower prices.

Sales in Mexico continue to be flat. Gigante, our Mexico partner, and PriceSmart have recently developed a number of initiatives to more fully leverage the merchandising resources of our two companies with the expectation of improved buying and better product selection. It remains to be seen whether this effort will result in sales improvement.

Another challenge that has been identified is a decline in same location membership accounts. This decline is modest, but nevertheless, the issue has our attention. Also, as related to memberships, we recently raised annual membership fees in markets where the fees have been too low.

During the third quarter PriceSmart location expenses increased significantly compared to a year earlier. The good news is that payroll and productivity are improving. The major increases occurred in utilities, supplies, repairs and bad debt expense. The best opportunity for improvement is reducing merchant credit card charges which average 2% of sales for major credit cards. Our goal is to transfer as much business as possible to PriceSmart’s co-branded credit card which does not bear a merchant fee.

As previously reported, PriceSmart has closed locations in Santo Domingo and Manila. We continue to evaluate a few more locations for possible closing. For the two locations which have been closed, we have already started to market these sites for either sale or lease. Successful disposal of these sites would be a very positive contribution to PriceSmart’s financial results.

Concerning PriceSmart’s balance sheet and cash flow, as previously announced my family and some related trusts and a foundation recently invested $22 million dollars in PriceSmart. We did this because the company’s cash position was low and because it is important that PriceSmart management has the ability to operate the business in the right way in terms of people, merchandise and facility. Some of these funds are needed for working capital and the balance will be used to reduce short term borrowing or invested in short term, liquid instruments.

The new PriceSmart location in Managua, Nicaragua, will open on Friday, July 25. Membership signups have been excellent and people in Nicaragua are very excited about the new PriceSmart. Also, another location in Manila is on track to open in the fall of 2003.

Because my family and I own a significant amount of PriceSmart stock, we understand that other stockholders are concerned about the company’s current financial performance and the price of the stock. I believe that the best and really only prudent way to increase the price of the stock is through better management of the Company’s business. On behalf of all PriceSmart’s employees, please be assured that we are working diligently to that end.

Now it is my pleasure to turn the presentation back to Allan.

Allan Youngberg: Hello and thanks for listening. The information that I am presenting compares the third quarter of fiscal 2003 to the third quarter of fiscal 2002.

The net loss to common shareholders in the third quarter was $7.8 million, or $1.14 per share, compared to a profit of $956,000, or $0.15 per share.

Results this quarter were negatively impacted by lower warehouse sales, aggressive pricing and markdowns, increased operating costs, significant currency devaluation in the Dominican Republic, and other charges totaling $4.3 million that I will discuss in a minute.

Sales from our 28 warehouses in operation in the third quarter totaled $163.8 million, including $15.2 million in phone card sales in our Philippines operations that were discontinued in May. Excluding these phone card sales in the current quarter, sales actually decreased 4.9% compared to sales from our 26 warehouses in operations in the prior year third quarter. Sales were negatively impacted in the 3rd quarter by approximately $4.7 million from a currency devaluation in the Dominican Republic and general weakness in sales in our Central America and Philippines warehouses as a result of many factors including merchandise out of stock, inadequate selection of the “Right” U.S. merchandise and general continued weakness in the economies in which these warehouse are located.

An additional item negatively impacting the bottom-line is an increase in loss from our unconsolidated Mexico operation to a loss of $905,000, or $0.13 per share, compared to a profit of $83,000, primarily from interest income as operations had not commenced.

Comparable warehouse sales declined 9.9% in the 3rd quarter after removing the Philippines phone card sales and declined 5.3% for the year, excluding these phone card sales.

Warehouse gross margins declined to 10.8% from 14.6% and were negatively impacted by a charge of $2.0 million related to an inventory write-down to clear out slow moving merchandise, aggressive pricing and markdowns and by the low margin phone card sales in the current quarter that did not exist last year.

Membership revenues declined $290,000 to 1.3% from 1.5% of warehouse sales, consistent with the full year trend reflecting a lower renewal rate of 63% to a plan of 80% and lower average fee at $18 compared to a plan of $20. We believe that lower prices, reduced out of stocks, continued emphasis on value (such as the bulk program) and providing more U.S. items at better prices will increase the value to our members. As such, we recently increased our average membership fee in most markets to an average of $23 from the current average of $18. Total membership accounts increased to 465,000 from 460,000 at the end of the third quarter last year.

Effective this quarter we reclassified vendor rebates for all periods presented to cost of goods sold as a result of the adoption of the Emerging Issues Task Force Issue No. 02-16, titled “Accounting by a Customer for Certain Consideration Received by a Vendor.” This resulted in a reclassification of $246,000 in the current quarter and $808,000 in the prior year 3rd quarter from Other Income to a reduction in Cost of Goods Sold.

Warehouse expenses were 12.7% of warehouse sales compared to 12.1%, or an increase of $1.8 million. The increase was a result of two new warehouses of $1.3 million and a $500,000 increase in operating expenses on existing warehouses. General and administrative expenses increased $473,000, primarily from a charge of $350,000 related to a short term cancellation penalty on the Company’s foreign property insurance program that was canceled April 21, 2003 in favor a new policy with better coverage and lower deductibles. This new policy has an estimated annual premium savings of $1.2 million over the old policy. Severance costs of $1.2 million related to the Company’s former CEO, an Executive vice president of operations and senior vice president of marketing who all departed in the 3rd quarter. An $833,000 stock option re-pricing charge is reported separately as an operating expenses related to the Company’s previously announced repricing of all existing employee options with a weighted average of $36.19 to a $20 exercise price.

Depreciation and amortization expense included in warehouse and general administrative expenses were $3.8 million compared to $3.2 million.

Minority interest add-back, or share of losses, were $838,000 compared to $119,000 in those countries where we have joint ventures.

Income taxes in the third quarter were a benefit of $2.1 million compared to an expense of $268,000 as a result of tax benefits from pretax losses in most of the countries in which we operate. We did realize tax benefits on losses in several countries that could require a valuation allowance should losses continue in the future. We are near completion on a year long IRS and transfer pricing audit which is expected to be closed next week with no material changes.

The Company’s consolidated cash (including any marketable securities) has declined $12 million since the beginning of the fiscal year. Management believes that merchandising and operational changes (including the closing of unprofitable warehouses) will improve warehouse performance and profitability. The additional $22 million from the recent preferred stock proceeds will allow management to focus on operational improvements rather than near term cash issues in efforts to return the Company to profitability.

Year-to-date, the Company has incurred capital expenditures of $29.3 million, including $9 million contributed to its Mexico venture, and increased net bank borrowings of $17.9 million. Cash generated from operations was $12.5 million year-to-date compared to a negative $9.1 million in the first nine months last year. Additional capital expenditures in Q4 related to two warehouses under construction of approximately $5.0 million dollars. Short term debt is expected to decline $8.0 million and a $5.0 million dollar long term loan for the new Nicaragua facility is being negotiated and expected to disburse this quarter or in early in fiscal 2004.

This concludes my presentation, we will now reply to questions submitted.

Robert Price: We had one question that was submitted and it relates to the longer term outlook for PriceSmart. The question is “Where can the Company be five years from now?” “What are two biggest areas to overcome?” And the question goes on: “Has growth hit a wall?” And, “Does the current quarter’s performance point to problems incurred during the last few years of growth?” And, “Can PriceSmart not only grow as it has in the past, but grow smartly?”

These questions are generally forward looking, and I am not comfortable making any predictions. But some of the major challenges to growth are: First, the size of the markets we are in. We generally are in rather small countries, other than the Philippines and Mexico, and these countries don’t offer opportunity for many more locations. So that’s a limitation. Second, competition in other more developed markets where we might consider opening locations could pose a major barrier to entry. And third, would be our ability to buy in sufficient volume and get the best prices on merchandise and to be competitive against major multi-national retailers in larger markets. Any major future growth will be predicated on our ability to successfully operate our existing PriceSmart’s and build a base that really would allow us to begin a serious growth program in the future.

Allan Youngberg: This ends our presentation. I’d like to thank you very much for your attendance.